EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 18, 2013, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio, Series 38, Closed-End Strategy:
Global Income Portfolio, Series 16 and Closed-End Strategy: Diversified Credit Opportunities Portfolio, Series 12 (included in Invesco Unit Trusts, Series
1371) as of October 18, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-190449) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 18, 2013